Exhibit 1

Oi S.A. – In Judicial Reorganization

Federal Taxpayers’ Registry (CNPJ/ME) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO SHAREHOLDERS

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”) hereby informs its shareholders and the market in general that it received from its shareholder, Victor Adler, the nominations of Messrs. Raphael Manhães Martins and Marco Antônio de Almeida Lima to serve as member and alternate member, respectively, of Oi’s fiscal council, subject to a vote by holders of Oi’s preferred shares. The curriculum vitae of and other information regarding the abovementioned nominees are attached to this Notice to Shareholders.

The candidates will be included in the Remote Voting Bulletin and Proxy Card, which will be available for voting at Oi’s Ordinary and Extraordinary General Shareholders’ Meeting, to be held on April 30, 2020, at 11:00 am.

Rio de Janeiro, March 31, 2020.

Oi S.A. – In Judicial Reorganization

Camille Loyo Faria

Chief Financial Officer and Investor Relations Officer